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                                                                  Exhibit (j)(2)

VEDDER PRICE           VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                       222 NORTH LASALLE STREET
                       CHICAGO, ILLINOIS 60601
                       312-609-7500
                       FAX: 312-609-5005

                       CHICAGO - NEW YORK CITY - WASHINGTON, D.C. - ROSELAND, NJ

                                        January 8, 2007

Large Cap Equity Fund                   Asset Management Fund Large Cap Equity
230 West Monroe Street, Suite 2810      Institutional Fund, Inc.
Chicago, Illinois 60606                 675 Third Avenue
                                        New York, New York 10017

     RE: REORGANIZATION OF ASSET MANAGEMENT FUND LARGE CAP EQUITY INSTITUTIONAL FUND, INC. INTO LARGE CAP EQUITY FUND

Ladies and Gentlemen:

     You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the "Reorganization") by and between Asset Management Fund, a Delaware statutory trust (the "Acquiring Trust"), on behalf of Large Cap Equity Fund, a newly created shell series of the Acquiring Trust (the "Acquiring Fund"), and Asset Management Fund Large Cap Equity Institutional Fund, Inc., a New York corporation (the "Target Fund"). The Acquiring Fund and Target Fund are each referred to herein as a "Fund."

     The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, no par value per share, of the Acquiring Fund (the "Acquiring Fund Shares") and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Thereafter, the Target Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in complete liquidation of the Target Fund and the Target Fund will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of December 8, 2006, entered into by the Acquiring Trust, on behalf of the Acquiring Fund, and the Target Fund (the "Plan").

     In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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VEDDER PRICE

Large Cap Equity Fund
AMF Large Cap Equity Institutional Fund, Inc.
January 8, 2007
Page 2


     Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the Plan and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the "Effective Time"). We have undertaken no independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

     For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, including without limitation certain representations made to us by duly authorized officers of the Acquiring Trust, on behalf of the Acquiring Fund, and Target Fund in letters dated January 8, 2007, it is our opinion that for U.S. federal income tax purposes:

     1. The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund shareholders of record in complete liquidation of the Target Fund and the dissolution of the Target Fund as soon as conveniently practicable thereafter, will constitute a "reorganization" within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and Target Fund will each be "a party to a reorganization," within the meaning of section 368(b) of the Code, with respect to the Reorganization.

     2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Target Fund's assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).

     3. No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of such Acquiring Fund Shares to the Target Fund shareholders in exchange for such shareholders' shares of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

     4. No gain or loss will be recognized by the Target Fund's shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Target Fund solely for the Acquiring Fund Shares. (Section 354(a) of the Code).

     5. The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

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VEDDER PRICE

Large Cap Equity Fund
AMF Large Cap Equity Institutional Fund, Inc.
January 8, 2007
Page 3


     6. The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

     7. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets when held by the Target Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

     8. The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

     9. The taxable year of the Target Fund will not end as a result of the Reorganization. The part of the taxable year of the Target Fund before the Effective Time and the part of the taxable year of the Acquiring Fund after the Effective Time will constitute a single taxable year of the Acquiring Fund. (Section 381(b) of the Code and Section 1.381(b)-1(a)(2) of the Income Tax Regulations).

                                      FACTS

     Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

     The Acquiring Fund is a newly created separate series of the Acquiring Trust. The Acquiring Trust and Target Fund have each been registered and operated, since they commenced operations, as open-end management investment companies under the Investment Company Act of 1940, as amended. The Acquiring Fund will elect to be taxed as a regulated investment company under section 851 of the Code and intends to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year in which the Reorganization occurs. The Target Fund has elected to be taxed as a regulated investment company under section 851 of the Code, and for all its taxable years through its taxable year that includes the Effective Time, has qualified or will qualify for the tax treatment afforded regulated investment companies under the Code.

     Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all of the assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As soon as conveniently practicable thereafter, the Target Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in

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VEDDER PRICE

Large Cap Equity Fund
AMF Large Cap Equity Institutional Fund, Inc.
January 8, 2007
Page 4


complete liquidation of the Target Fund and the Target Fund will be dissolved under state law. The assets of the Target Fund to be acquired by the Acquiring Fund consist of all property, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund.

     In approving the Reorganization, the Board of Trustees of the Acquiring Trust and the Board of Directors of the Target Fund determined that the Reorganization is in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization.

                                   CONCLUSION

     Based on the foregoing, it is our opinion that the transfer of all the assets of the Target Fund, pursuant to the Plan, solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund followed by the complete liquidation and dissolution of the Target Fund as soon as conveniently practicable thereafter will qualify as a reorganization under section 368(a)(1)(F) of the Code.

     The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Target Fund and Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Target Fund's shareholders upon the receipt of the Acquiring Fund Shares, (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund shareholders, and (v) the taxable year of the Target Fund and Acquiring Fund, follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1)(F) of the Code.

     The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

     Our opinion is limited to those U.S. federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Acquiring Fund and Target Fund. We do not express any opinion as to any other federal income tax issues, or any state, local or foreign tax law

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VEDDER PRICE

Large Cap Equity Fund
AMF Large Cap Equity Institutional Fund, Inc.
January 8, 2007
Page 5


issues, arising from the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

                                        Very truly yours,

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.